EXHIBIT 5

January 28, 1997

FORTUNE PETROLEUM CORPORATION
515 West Greens Road
Suite 720
Houston, Texas 77067

        RE:  REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

   The undersigned, an officer, director, and shareholder of registrant (the "Company"), has examined the Registration Statement on Form S-3 (the "Registration Statement") which the company has filed with the Securities and Exchange commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 618,000 shares of Common Stock, $.01 par value ("Common Stock").

   In rendering this opinion, I have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, the minutes of the proceedings of the Company's board of directors at which resolutions pertaining to the Common Stock were adopted, the form of warrant certificate to be issued as part of this transaction, and such other materials as deemed relevant.

   Based on the foregoing and in reliance thereon, I am of the opinion that the Common Stock, as issued, is legally and validly issued, fully paid and nonassessable.

   I hereby consent to the references to, and the inclusion of, this opinion in the Registration Statement and any amendments thereto.

                                                     Respectfully,

                                                 /s/ DEAN W. DRULIAS
                                                     General Counsel